Exhibit 10.1

Execution Version

JPMORGAN CHASE BANK, N.A.

J.P. MORGAN SECURITIES LLC

383 Madison Avenue

New York, New York 10179

July 26, 2015

Columbus McKinnon Corporation

140 John James Audubon Parkway

Amherst, NY 14228

Attention: Greg Rustowicz

Vice President Finance & CFO

Project Megatron

Commitment Letter

Ladies and Gentlemen:

You have advised JPMorgan Chase Bank, N.A. (“JPMorgan Chase Bank”) and J.P. Morgan Securities LLC (“JPMorgan” and together with JPMorgan Chase Bank, , the “Commitment Parties”, “us” or “we”) that Columbus McKinnon Corporation, a New York corporation (“you” or the “Company”) intends to consummate the transactions described on Exhibit A hereto. Capitalized terms used but not defined herein are used with the meanings assigned to them on the Exhibits attached hereto (such Exhibits, together with this letter, collectively, the “Commitment Letter”).

1.	Commitments

In connection with the Transactions, JPMorgan Chase Bank is pleased to advise you of its commitment to provide the entire $75 million of the aggregate amount of the Incremental Revolving Facilities upon the terms and conditions set forth in this letter and Exhibits B and C (collectively, the “Term Sheets”).

2.	Titles and Roles It is agreed that:

(a) JPMorgan will act as a joint lead arranger and joint bookrunner for the Incremental Revolving Facilities (acting in such capacity, a “Lead Arranger”, and together with any institution that becomes a joint lead arranger or joint bookrunner as contemplated by this Commitment Letter, the “Lead Arrangers”) and (ii) JPMorgan Chase Bank will continue to act as sole administrative agent for the Senior Secured Facilities; and

(b) It is further agreed that JPMorgan will have “left” placement in any marketing materials or other documentation used in connection with the Incremental Revolving Facilities.

You agree that no other agents, co-agents, arrangers, co-arrangers, bookrunners, co-bookrunners, managers or co-managers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheets and Fee Letter referred to below) will be paid in connection with the Incremental Revolving Facilities unless you and we shall so reasonably agree (it being understood and agreed that no other agent, co-agent, arranger, co-arranger, bookrunner, co-bookrunner, manager or co-manager shall be entitled to greater economics in respect of the Incremental Revolving Facilities than the Commitment Parties); it being understood and agreed that, subject to the receipt of satisfactory commitments to the Incremental Revolving Facilities, (i) in addition to JPMorgan, each of Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) and PNC Capital Markets, LLC (“PNC Capital Markets”) will be offered the roles of joint lead arranger and joint bookrunner and (ii) each of Merrill Lynch and PNC Capital Markets will be offered the role of co-syndication agent.

3.	Syndication

We intend to syndicate the Incremental Revolving Facilities to a group of lenders identified by us in consultation with you (together with JPMorgan Chase Bank, the “Lenders”). The Commitment Parties intend to commence syndication efforts promptly, and you agree actively to assist (and to use your commercially reasonable efforts to cause the Target to actively assist) the Commitment Parties in completing a syndication satisfactory to the Commitment Parties. Such assistance shall include, prior to the Closing Date (A) your using commercially reasonable efforts to ensure that the syndication efforts benefit from your and your affiliates’ existing banking relationships, (B) direct contact between your senior management and advisors and the proposed Lenders (and using your commercially reasonable efforts to ensure such contact between senior management of the Target and the proposed Lenders), (C) your preparing and providing to the Commitment Parties (and using commercially reasonable efforts to cause the Target to prepare and provide) all information with respect to you and the Target and its subsidiaries and the Acquisition, including all financial information and Projections (as defined below), as the Commitment Parties may reasonably request in connection with the arrangement and syndication of the Incremental Revolving Facilities and your assistance (and using your commercially reasonable efforts to cause the Target to assist) in the preparation of one or more confidential information memoranda (each, a “Confidential Information Memorandum”) and other marketing materials to be used in connection with the syndication (all such information, memoranda and material, “Information Materials”), (D) your hosting, with the Commitment Parties, of one or more meetings of prospective Lenders at times and locations to be mutually agreed (and using your commercially reasonable efforts to cause the officers of the Target to be available for such meetings) and (E) your ensuring that there is no competing offering, placement, arrangement or syndication of any debt securities or bank financing (other than the Senior Secured Facilities) or announcement thereof by or on behalf of you. Upon the request of any Commitment Party, you will use your commercially reasonable efforts to cause the Target to furnish, for no fee, to such Commitment Party an electronic version of the Target’s trademarks, service marks and corporate logo for use in marketing materials for the purpose of facilitating the syndication of the Incremental Revolving Facilities (the “License”); provided, however, that the License shall be used solely for the purpose described above and may not be assigned or transferred.

The Commitment Parties will manage, in consultation with you, all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. You hereby acknowledge and agree that the Commitment Parties will have no responsibility other than to arrange the syndication as set forth herein and in no event shall the Commitment Parties be subject to any fiduciary or other implied duties in connection with the transactions contemplated hereby.

In connection with our distribution to prospective Lenders of any Confidential Information Memorandum and, upon our request, any other Information Materials, you will execute and deliver to us a customary authorization letter authorizing such distribution. Each Confidential Information Memorandum will be accompanied by a disclaimer exculpating you and us with respect to any use thereof and of any related Information Materials by the recipients thereof.

Notwithstanding the foregoing, neither the commencement nor the completion of syndication of the Incremental Revolving Facilities shall be a condition to the availability of the Incremental Revolving Facilities on the Closing Date.

4.	Information

You hereby represent and warrant that (with respect to any information relating to the Target and its subsidiaries, to your knowledge) (a) all information (including all Information Materials), other than the Projections and information of a general economic or industry specific nature (the “Information”), that has been or will be made available to us by you or any of your representatives in connection with the transactions contemplated hereby, when taken as a whole, does not or will not, when furnished to us, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements thereto) and (b) the financial projections and other forward-looking information (the “Projections”) that have been or will be made available to us by you or any of your representatives in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time furnished to us (it being recognized by the Commitment Parties that such Projections are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ from the projected results, and such differences may be material). You agree that if, at any time prior to the Closing Date and thereafter until completion of our syndication efforts, you become aware that any of the representations in the preceding sentence would be incorrect if such Information or Projections were furnished at such time and such representations were remade, in any material respect, then you will (or, with respect to the Information and Projections relating to the Target and its subsidiaries, will use commercially reasonable efforts to) promptly supplement the Information and the Projections so that (with respect to Information and Projections relating to the Target and its subsidiaries, to your knowledge) such representations when remade would be correct, in all material respects, under those circumstances. You understand that in arranging and syndicating the Incremental Revolving Facilities we may use and rely on the Information and Projections without independent verification thereof.

5.	Fees

As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to pay or cause to be paid the nonrefundable fees described in the Fee Letter dated the date hereof and delivered herewith (the “Fee Letter”) on the terms and subject to the conditions set forth therein.

6.	Conditions

Each Commitment Party’s commitments and agreements hereunder are subject only to the conditions set forth in Exhibit C.

7.	Indemnification and Expenses

You agree (a) to indemnify and hold harmless the Commitment Parties, their affiliates and their respective directors, officers, employees, advisors, agents and other representatives (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Senior Secured Facilities, the use of the proceeds thereof or the Transactions or any claim, litigation, investigation or proceeding (a “Proceeding”) relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse each indemnified person upon demand for any reasonable legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from the willful misconduct or gross negligence of such indemnified person or its control affiliates, directors, officers or employees (collectively, the “Related Parties”) and (b) regardless of whether the Closing Date occurs, to reimburse each Commitment Party and its affiliates for all reasonable, documented out-of-pocket expenses that have been invoiced at least one (1) business day prior to the Closing Date or following termination or expiration of the commitments hereunder (including due diligence expenses, syndication expenses, travel expenses, and the fees, charges and disbursements of counsel) incurred in connection with the Incremental Revolving Facilities and any related documentation (including this Commitment Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof. It is further agreed that each Commitment Party shall only have liability to you (as opposed to any other person) and that each Commitment Party shall be liable solely in respect of its own commitment to the Incremental Revolving Facilities on a several, and not joint, basis with any other Commitment Party. No indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from the gross negligence or willful misconduct of such indemnified person (or any of its Related Parties). None of the indemnified persons or you or any of your or their respective affiliates or the respective directors, officers, employees, advisors, and agents of the foregoing shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment

Letter, the Fee Letter, the Senior Secured Facilities or the transactions contemplated hereby, provided that nothing contained in this sentence shall limit your indemnity obligations to the extent set forth in this Section 7.

8.	Sharing of Information, Absence of Fiduciary Relationship, Affiliate Activities

You acknowledge that each Commitment Party (or an affiliate) is a full service securities firm and such person may from time to time effect transactions, for its own or its affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of you, your affiliates and of other companies that may be the subject of the transactions contemplated by this Commitment Letter. In addition, each Commitment Party and its affiliates will not use confidential information obtained from you or your affiliates or on your or their behalf by virtue of the transactions contemplated hereby in connection with the performance by such Commitment Party and its affiliates of services for other companies or persons and the Commitment Party and its affiliates will not furnish any such information to any of their other customers. You also acknowledge that the Commitment Parties and their respective affiliates have no obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies or persons.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and the Commitment Parties is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether the Commitment Parties have advised or are advising you on other matters, (b) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (c) you have been advised that the Commitment Parties are engaged in a broad range of transactions that may involve interests that differ from your interests and that the Commitment Parties have no obligation to disclose such interests and transactions to you, (d) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, (e) each Commitment Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (f) none of the Commitment Parties has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein or in any other express writing executed and delivered by such Commitment Party and you or any such affiliate. You agree that you will not assert any claim against any Commitment Party based on an alleged breach of fiduciary duty by a Commitment Party in connection with this Commitment Letter and the transactions contemplated hereby.

9.	Confidentiality

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance shall be disclosed by you, directly or indirectly, to any other person except (a) you and your officers, directors, employees, affiliates, members, partners, stockholders, attorneys, accountants, agents and advisors and those of the Target and its subsidiaries and the Target itself, in each case on a confidential and need-to-know basis (provided that any disclosure of the Fee Letter or its terms or substance to the Target or its officers, directors, employees, attorneys, accountants, agents or advisors shall be redacted in respect of the amount of fees set forth therein, unless the Commitment Parties otherwise agree), (b) in any legal, judicial or administrative proceeding or as otherwise required by law or regulation or as requested by a governmental authority (in which case you agree, to the extent permitted by law, to inform us promptly in advance thereof), (c) upon notice to the Commitment Parties, this Commitment Letter and the existence and contents hereof (but not the Fee Letter or the contents thereof other than the existence thereof and the contents thereof as part of projections, pro forma information and a generic disclosure of aggregate sources and uses to the extent customary in marketing materials and other required filings) may be disclosed in any syndication or other marketing material in connection with the Incremental Revolving Facilities or in connection with any public filing requirement, and (d) the Term Sheets may be disclosed to potential Lenders and to any rating agency in connection with the Incremental Revolving Facilities.

The Commitment Parties shall use all nonpublic information received by them solely for the purposes of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information; provided, however, that nothing herein shall prevent any Commitment Party from disclosing any such information (a) to rating agencies, (b) to any Lenders or participants or prospective Lenders or participants, (c) in any legal, judicial, administrative proceeding or other compulsory process or as required by applicable law or regulations (in which case such Commitment Party shall promptly notify you, in advance, to the extent permitted by law), (d) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or its affiliates, (e) to the employees, legal counsel, independent auditors, professionals and other experts or agents of such Commitment Party (collectively, “Representatives”) who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential and such Commitment Party shall be responsible for its Representatives’ compliance with this paragraph, (f) to any of its respective affiliates (provided that any such affiliate is advised of its obligation to retain such information as confidential, and such Commitment Party shall be responsible for its affiliates’ compliance with this paragraph), (g) to the extent any such information becomes publicly available other than by reason of disclosure by such Commitment Party, its affiliates or Representatives in breach of this Commitment Letter, (h) to market data collectors and service providers providing services in connection with the syndication of the Incremental Revolving Facilities or administration of the Senior Secured Facilities, and (i) for purposes of establishing a “due diligence” defense; provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information. The provisions of this paragraph shall automatically terminate one year following the date of this Commitment Letter.

10.	Miscellaneous

This Commitment Letter shall not be assignable by you without the prior written consent of each Commitment Party (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and the indemnified persons and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons to the extent expressly set forth herein. The Commitment Parties reserve the right to employ the services of their affiliates in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates certain fees payable to the Commitment Parties in such manner as the Commitment Parties and their affiliates may agree in their sole discretion. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us and you with respect to the Incremental Revolving Facilities and set forth the entire understanding of the parties with respect thereto. This Commitment Letter and any claim or controversy arising hereunder or related hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

You and we hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any state or Federal court sitting in the Borough of Manhattan in the City of New York over any suit, action or proceeding arising out of or relating to the Transactions or the other transactions contemplated hereby, this Commitment Letter or the Fee Letter or the performance of services hereunder or thereunder. You and we agree that service of any process, summons, notice or document by registered mail addressed to you or us shall be effective service of process for any suit, action or proceeding brought in any such court. You and we hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum. You and we hereby irrevocably agree to waive trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of the Transactions, this Commitment Letter or the Fee Letter or the performance of services hereunder or thereunder.

Each of the Commitment Parties hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Company and each Guarantor, which information includes names, addresses, tax identification numbers and other information that will allow such Lender to identify the Company and each Guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for the Commitment Parties and each Lender.

The indemnification, fee, expense, jurisdiction, syndication and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication thereof (including as to the provision of information and representations with respect thereto) and (b) confidentiality) shall automatically terminate and be superseded, to the extent comparable, by the provisions of the Credit Agreement upon the initial funding of the Incremental Revolving Facilities thereunder, and you shall automatically be released from all liability in connection therewith at such time, in each case to the extent the Credit Agreement has comparable provisions with comparable coverage.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and the Fee Letters by returning to us executed counterparts of this Commitment Letter and the Fee Letter not later than 5:00 p.m., New York City time, on July 26, 2015. This offer will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence. In the event that the initial borrowing under the Incremental Revolving Facilities does not occur on or before the Expiration Date, then this Commitment Letter and the commitments hereunder shall automatically terminate unless we shall, in our discretion, agree to an extension. “Expiration Date” means the date that is 180 days after the date hereof.

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

JPMORGAN CHASE BANK, N.A.

By:	/s/ Karen L. Mikols
	Name:	Karen L. Mikols
	Title:	Authorized Officer

J.P. MORGAN SECURITIES LLC

By:	/s/ CORNELIUS J. DROOGAN
	Name:	CORNELIUS J. DROOGAN
	Title:	Managing Director

[Signature Page to Commitment Letter]

Accepted and agreed to as of the date first written above:

COLUMBUS MCKINNON CORPORATION

By:	/s/ Greg P. Rustowicz
	Name:	Greg P. Rustowicz
	Title:	VP Finance & CFO

[Signature Page to Commitment Letter]

EXHIBIT A

TRANSACTION SUMMARY

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached and in Exhibits B and C thereto.

You have advised the Commitment Parties that it is intended that:

(a) The Company will acquire all of the outstanding equity interests of the business previously identified to us as “Megatron” (the “Target”) pursuant to that certain Agreement and Plan of Merger dated as of the date hereof (together with all exhibits, schedules and disclosure letters thereto, in each case, as amended, waived, supplemented or otherwise modified, the “Acquisition Agreement”) entered into among the Company, Megatron Acquisition Corp. and Magnetek, Inc. (such transactions, the “Acquisition”).

(b) The Company will finance the cash consideration payable under the Acquisition Agreement and the fees and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”) with (i) $75 million of incremental revolving commitments (the “Incremental Revolving Facilities” and, together with the existing facilities under the Credit Agreement (as defined below), the “Senior Secured Facilities”) and (ii) up to $125 million of additional borrowings of revolving loans under the Company’s existing credit agreement dated as of January 23, 2015, among the Company, certain subsidiaries of the Company, the lenders party thereto, JPMorgan Chase Bank, as administrative agent, and the other parties thereto (the “Credit Agreement”).

The transactions described above are collectively referred to herein as the “Transactions”. For purposes of this Commitment Letter and the Fee Letter, “Closing Date” shall mean the date of the satisfaction or waiver of the conditions set forth in Section 6 of the Commitment Letter and Exhibit C thereto and the initial funding of the Incremental Revolving Facilities.

EXHIBIT B

$75 million

Incremental Revolving Facilities

Summary of Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the Incremental Revolving Facilities. Capitalized terms used but not defined shall have the meanings set forth in the Commitment Letter to which this Exhibit B is attached and in Exhibits A and C attached thereto.

1.	PARTIES

Borrowers:	Columbus McKinnon Corporation (the “Company”) and certain designated subsidiaries of the Company (each, a “Designated Borrower” and, together with the Company, the “Borrowers”).

Guarantors:	Each of the existing guarantors under the Credit Agreement, the Target and each of the Target’s direct and indirect, existing and future, U.S. subsidiaries and certain non-U.S. subsidiaries (subject to Section 6.12 of the Credit Agreement).

Lead Arrangers and Bookrunners:	J.P. Morgan Securities LLC (acting in such capacity, a “Lead Arranger”, and together with any institution that becomes a joint lead arranger or joint bookrunner as contemplated by the Commitment Letter, the “Lead Arrangers”)

Administrative Agent:	JPMorgan Chase Bank, N.A. (in such capacity, the “Administrative Agent”).

Lenders:	A syndicate of banks, financial institutions and other entities arranged by the Commitment Parties (collectively, the “Incremental Lenders”).

2.	INCREMENTAL REVOLVING FACILITIES

Type and Amount:	Incremental revolving facilities (the “Incremental Revolving Facilities”; the commitments thereunder, the “Incremental Revolving Commitments”) in the amount of $75 million (the loans thereunder, the “Incremental Revolving Loans”). The Incremental Revolving Facilities shall be subject to the same foreign currency sublimits as provided under the Credit Agreement.

Availability and Maturity:	The Incremental Revolving Facilities shall be available on a revolving basis during the period commencing on the

Closing Date and ending on the Revolving Termination Date (as defined in the Credit Agreement). The Incremental Revolving Commitments will expire, and the Incremental Revolving Loans will mature, on the Revolving Termination Date (as defined in the Credit Agreement).

Letters of Credit:	The same as provided under the Credit Agreement.

Swingline Loans:	The same as provided under the Credit Agreement.

Use of Proceeds:	The proceeds of the Incremental Revolving Loans will be used by the Company on the Closing Date (a) to finance the Transactions and (b) to pay the Transaction Costs.

3.	CERTAIN PAYMENT PROVISIONS

Fees and Interest Rates:	As set forth on Annex I.

Optional Prepayments and Commitment Reductions:	The same as provided under the Credit Agreement (provided, for the avoidance of doubt, that the Incremental Revolving Commitments shall have substantially the same terms as the existing Revolving Commitments (as defined in the Credit Agreement)).

4.	COLLATERAL

Collateral:	The same requirements as provided under the Credit Agreement, but including a pledge of the assets and equity of the Target and each of the Target’s direct and indirect, existing and future, U.S. subsidiaries and certain non-U.S. subsidiaries (subject to Section 6.12 of the Credit Agreement and, on the Closing Date, subject to the provisions of Exhibit C).

5.	CERTAIN CONDITIONS

Initial Conditions:	The initial borrowing under the Incremental Revolving Facilities on the Closing Date will only be subject to the applicable conditions precedent set forth in Section 6 of the Commitment Letter and Exhibit C thereto.

On-Going Conditions:	After the Closing Date, conditions to borrowing under the Incremental Revolving Facilities will be the same as applicable to the existing revolving facilities under the Credit Agreement.

6.	DOCUMENTATION

Definitive Documentation:	The Incremental Revolving Facilities shall be made effective pursuant to an Increased Facility Activation Notice (as defined in the Credit Agreement) (together with the Credit Agreement, the “Incremental Documentation”) and shall provide that the Incremental Revolving Facilities shall be issued under and pursuant to Section 2.24 of the Credit Agreement.

Financial Covenants:	The same as provided under the Credit Agreement.

Representations and Warranties:	The same as provided under the Credit Agreement.

Affirmative Covenants:	The same as provided under the Credit Agreement.

Negative Covenants:	The same as provided under the Credit Agreement.

Events of Default:	The same as provided under the Credit Agreement.

Voting:	The same as provided under the Credit Agreement.

Assignments and Participations:	The same as provided under the Credit Agreement.

Yield Protection:	The same as provided under the Credit Agreement.

Defaulting Lenders:	The same as provided under the Credit Agreement.

Expenses and Indemnification:	The same as provided under the Credit Agreement.

Governing Law and Forum:	New York.

Counsel to the Administrative Agent and the Commitment Parties:	Simpson Thacher & Bartlett LLP.

Annex I to Exhibit B

INTEREST AND CERTAIN FEES

Interest Rates and Commitment Fee:	The same as provided in the definition of “Applicable Rate” under the Credit Agreement. For the avoidance of doubt, (x) the Applicable Rate (as defined in the Credit Agreement) as of the Closing Date after giving effect to the Transactions is (i) with respect to Base Rate Loans, the Base Rate plus 1.25% and (ii) with respect to Eurocurrency Rate Loans, CDOR Rate Loans, HIBOR Rate Loans and Mexican Peso Rate Loans, respectively, the Eurocurrency Rate, CDOR Rate, HIBOR Rate or Mexican Peso Rate, as applicable, plus 2.25% and (y) the Commitment Fee Rate (as defined in the Credit Agreement) as of the Closing Date after giving effect to the Transactions is 0.35%.

Interest Payment Dates:	The same as provided under the Credit Agreement.

Default Rate:	The same as provided under the Credit Agreement.

Rate and Fee Basis:	The same as provided under the Credit Agreement.

EXHIBIT C

Project Megatron

Closing Conditions

The funding of the Incremental Revolving Facilities shall be subject only to the satisfaction (or waiver by all Commitment Parties) of the following closing conditions. Capitalized terms used but not defined herein have the meanings set forth in the Commitment Letter to which this Exhibit C is a part and in Exhibits A and B thereto.

1. The Administrative Agent’s receipt of the following:

(a) counterparts of (x) an Increased Facility Activation Notice executed by the Company and (y) a customary reaffirmation agreement executed by each existing Guarantor (as defined in the Credit Agreement), reaffirming the validity and enforceability of each such Guarantor’s guarantees and grant of security interests, in each case sufficient in number for distribution to the Administrative Agent, each Incremental Lender and the Company;

(b) secretary’s certificates of the Company and each Guarantor (as defined in the Credit Agreement) (including, for the avoidance of doubt, the Target and its subsidiaries that become Guarantors on the Closing Date) attaching such organizational documents, resolutions or other action, good standing certificates in such person’s jurisdiction of organization, and incumbency certificates, in each case substantially consistent with the corresponding certificates delivered in connection with the execution of the Credit Agreement;

(c) a favorable opinion of DLA Piper LLP (US), counsel to the Company, addressed to the Administrative Agent and each Incremental Lender, as to the matters concerning the Company, the Guarantors (as defined in the Credit Agreement) and the Incremental Documentation substantially consistent as to scope and form with the opinion delivered in connection with the execution of the Credit Agreement;

(d) a favorable opinion of Oklahoma local counsel to Crane Equipment & Service, Inc., addressed to the Administrative Agent and each Incremental Lender, substantially consistent as to scope and form with the opinion delivered in connection with the execution of the Credit Agreement;

(e) a favorable opinion of Michigan local counsel to Unified Industries Inc., addressed to the Administrative Agent and each Incremental Lender, substantially consistent as to scope and form with the opinion delivered in connection with the execution of the Credit Agreement;

(f) a favorable legal capacity opinion of DLA Piper UK LLP, local counsel to Columbus McKinnon EMEA GmbH, addressed to the Administrative Agent and each Incremental Lender, substantially consistent as to scope and form with the opinion delivered in connection with the execution of the Credit Agreement;

(g) a favorable opinion of DLA Piper Nederland N.V., local counsel to Columbus McKinnon Dutch Holdings 3 B.V., addressed to the Administrative Agent and each Incremental Lender, substantially consistent as to scope and form with the opinion delivered in connection with the execution of the Credit Agreement;

(h) a certificate signed by the chief financial officer of the Company certifying that the Company and its subsidiaries, on a consolidated basis, after giving effect to the Transactions, are Solvent, in substantially the form delivered on the Closing Date (as defined in the Credit Agreement) pursuant to Section 4.01(a)(xii) of the Credit Agreement;

(i) (x) audited historical financial statements of the Company and the Target for the most recent three fiscal years ending at least 90 days prior to the Closing Date, (y) unaudited historical financial statements of the Company and the Target for each subsequent quarterly period ended at least 45 days prior to the Closing Date and (z) pro forma financial statements for the Company for the most recent fiscal year ended at least 90 days prior to the Closing Date and for each subsequent quarterly period ended at least 45 days prior to the Closing Date;

(j) a certificate signed by a Responsible Officer of the Company certifying that the conditions specified in Sections 4.02(a) and (b), and if applicable, Sections 4.02(c) and (d), of the Credit Agreement have been satisfied; and

(k) at least 3 days prior to the Closing Date, all documentation and other information with respect to the Company and its Subsidiaries and the Target and its Subsidiaries that shall have been reasonably requested by the Administrative Agent at least 7 days prior to the Closing Date that the Administrative Agent reasonably determines is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

2. The Acquisition shall have been consummated or shall be consummated, substantially concurrently with the initial funding of the Incremental Revolving Facilities, in all material respects in accordance with the Acquisition Agreement and no provision thereof shall have been amended or waived (including consents granted thereunder) in any respect that would be materially adverse to the Incremental Lenders without the consent of the Commitment Parties.

3. Since December 28, 2014, there has not occurred any change, development or event that has had or could reasonably be expected to have a Company Material Adverse Effect (as defined below). “Company Material Adverse Effect” shall mean a material adverse effect on the business, results of operations, financial condition or assets of the Company (as defined in the Acquisition Agreement on the date hereof) and its Subsidiaries (as defined in the Acquisition Agreement on the date hereof) taken as a whole, excluding any such effect to the extent related to or arising as a result of: (i) any change in conditions generally affecting the industries in which the Company (as defined in the Acquisition Agreement on the date hereof) and its Subsidiaries (as defined in the Acquisition Agreement on the date hereof) participate, the U.S. economy as a whole or the capital markets in general or the markets in which the Company (as defined in the Acquisition Agreement on the date hereof) and its Subsidiaries (as defined in the

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Acquisition Agreement on the date hereof) operate; (ii) any change in, or proposed or potential change in, applicable Laws (as defined in the Acquisition Agreement on the date hereof) or the interpretation of any of the foregoing; (iii) any change in GAAP (as defined in the Acquisition Agreement on the date hereof) or other accounting requirements or principles or the interpretation thereof; (iv) the announcement or pendency of the transactions contemplated by the Acquisition Agreement, including any adverse change in customer, distributor, employee, supplier, financing source or joint venture partner or similar relationships, including as a result of the identity of Parent (as defined in the Acquisition Agreement on the date hereof) under the Acquisition Agreement; (v) adverse seasonal weather or any earthquakes, hurricanes, tornados, floods or other natural disasters in the United States; (vi) compliance with the terms of, or the taking of any action contemplated by, the Acquisition Agreement (provided that the exception in this clause (vi) shall not apply in the context of the representations and warranties in Section 4.3(a)(ii) of the Acquisition Agreement); (vii) the failure of the Company (as defined in the Acquisition Agreement on the date hereof) or any Subsidiary (as defined in the Acquisition Agreement on the date hereof) of the Company (as defined in the Acquisition Agreement on the date hereof) to meet or achieve the results set forth in any projection or forecast, the downgrade in rating of any debt securities of the Company (as defined in the Acquisition Agreement on the date hereof) by Standard & Poor’s Rating Group, Moody’s Investor Services, Inc. or Fitch Ratings, or changes in the price or trading volume of the Company’s (as defined in the Acquisition Agreement on the date hereof) stock (provided that clause (vii) shall not prevent a determination that any change or effect that has resulted in such failure to meet projections or forecasts or in such downgrade has, in and of itself, resulted in a Company Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Company Material Adverse Effect)); (viii) the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism; or (ix) any change in foreign exchange rates, except, in the case of clauses (i), (ii), (iii), (v), (viii) and (ix), to the extent such change materially and disproportionately impacts the Company (as defined in the Acquisition Agreement on the date hereof) and its Subsidiaries (as defined in the Acquisition Agreement on the date hereof) taken as whole, as compared to other Persons (as defined in the Acquisition Agreement on the date hereof) or businesses engaging principally in the industry in which the Company (as defined in the Acquisition Agreement on the date hereof) or its Subsidiaries (as defined in the Acquisition Agreement on the date hereof) operate.

4. All fees and expenses due to the Commitment Parties and the Lenders shall have been paid or shall have been authorized to be deducted from the proceeds of the initial fundings under the Incremental Revolving Facilities.

5. (x) The Administrative Agent shall have received a completed and fully executed perfection certificate with respect to the Target and its subsidiaries and the results of UCC searches (and the equivalent thereof in all applicable foreign jurisdictions) and other customary evidence that there are no Liens upon the assets of the Target and its subsidiaries which constitute Collateral, other than Liens permitted pursuant to Section 7.01 of the Credit Agreement, and otherwise in form and substance reasonably satisfactory to the Administrative Agent and (y) all documents and instruments required to create and perfect the Administrative Agent’s security interest in the Collateral shall have been executed and delivered by the Target and its subsidiaries and, if applicable, be in proper form for filing (or reasonably satisfactory

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arrangements shall have been mutually agreed upon for the execution, delivery and filing of such documents and instruments substantially concurrently with the consummation of the Acquisition) (it being understood that, to the extent any Collateral (including the grant or perfection of any security interest) referred to in the Term Sheet is not or cannot be provided on the Closing Date (other than the grant and perfection of security interests (i) in assets with respect to which a lien may be perfected solely by the filing of a financing statement under the Uniform Commercial Code in jurisdictions within the United States of America or (ii) in capital stock with respect to which a lien may be perfected by the delivery of a stock certificate) after your use of commercially reasonable efforts to do so without undue burden or expense, then the provision of such Collateral shall not constitute a condition precedent to the availability of the Incremental Revolving Facilities on the Closing Date, but may instead be provided after the Closing Date pursuant to arrangements to be mutually agreed).

6. The Lead Arrangers (a) shall have received one or more customary confidential information memoranda and other marketing material customarily used for the syndication of the Incremental Revolving Facilities and (b) shall have been afforded a period of time to syndicate the Incremental Revolving Facilities of not less than 15 consecutive business days from the date of delivery of the Confidential Information Memorandum to the Lead Arrangers, which period shall end on or prior to August 21, 2015 or commence on or after September 8, 2015 and shall not include November 26, 2015 or November 27, 2015 (it being understood that such period shall commence on or prior to July 31, 2015, and the parties to the Commitment Letter agree to use commercially reasonable efforts to finalize the marketing materials referred to in clause (a) hereof prior to such date).

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